Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2025
October 30, 2025

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s third quarter 2025 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Third Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on November 6th, 2025. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone. As we approach year-end, I want to recognize our team’s dedication. Our third quarter results demonstrate Trinity’s agility and strong business model. Trinity is raising and tightening full year EPS guidance to $1.55 to $1.70, reflecting our confidence in the business model and execution capabilities.
Our leasing business continues to benefit from strong market dynamics, higher lease rates, and favorable pricing on external repairs. We are also seeing continued opportunities in the secondary market, further reinforcing our position as an industry leader. On the manufacturing side, our team delivered impressive results, achieving a solid operating profit margin of 7.1% with a favorable mix of specialty railcars and improving operational efficiencies, despite a lower delivery environment.

I am proud of what we have accomplished together and confident that our continued focus and teamwork will drive future success.
Before discussing our quarterly results in more detail, I would like to provide a brief market overview.

Market Update
Strong renewal success and steady lease fleet utilization across the industry indicate customers continue to size their fleets anticipating future demand. While persistent market uncertainty has delayed customers’ decisions to invest in new railcars, customers are still holding onto existing railcars. Overall, the North American railcar fleet remains in balance and is contracting as scrapping is outpacing new railcar deliveries.
Segment Performance
I will now highlight segment performance for the quarter, beginning with the Railcar Leasing and Services segment, which includes leasing, maintenance, and digital and logistics services.
Leasing and Services
Leasing and Services segment revenue grew year over year, driven by higher fleet pricing and strong utilization of 96.8%, which continues to represent a balanced and well-utilized fleet. Renewal rates were 25.1% above expiring rates in the quarter with an 82% renewal success rate. The Future Lease Rate Differential was 8.7% in the quarter driven by higher expiring rates and some lease rate moderation on certain railcar types. Despite this moderation, we remain optimistic about the leasing market.
Furthermore, the secondary market remains very active, and we have capitalized on good opportunities to optimize and monetize our fleet. We added over $100 million of railcars into our fleet from the secondary market and sold $80 million of railcars in the quarter. We find value in utilizing the secondary market as both a buyer and a seller and remain pleased with the performance and yield on our fleet. We expect secondary market activity to accelerate in the fourth quarter, and we plan to end the year within our guidance range for our overall net lease fleet investment.
Trinity’s maintenance business continues to benefit from industry-leading turn times, which allows us to lower the cost per maintenance event for our lease fleet.

Rail Products
Turning to the Rail Products segment, which includes our manufacturing and parts businesses, market conditions remain challenged. Industry railcar orders remained depressed in the third quarter. By proactively adjusting production, together with a favorable mix of railcars, we improved efficiency and achieved 7.1% operating margin in Rail Products despite lower deliveries of 1,680 railcars. 46% of our deliveries in the quarter went into our lease fleet, and we expect the full year number to be between 30% and 35%.
In the quarter, we received orders for 350 railcars. This order number reflects the broader market conditions. Industry orders in the quarter were 3,071, well below expectations in a replacement cycle. While industry orders remain below expectations, our conversations with customers indicate potential for future growth. With these conversations and the replacement demand, we have not changed our longer-term outlook for the industry. Our backlog stands at $1.8 billion, with approximately 21% expected to deliver by year-end. We currently hold about 50% of the industry backlog.
Conclusion
In conclusion, I am pleased with our performance in the quarter. We are delivering results consistent with our expectations and reflective of market conditions. The Trinity integrated platform of railcar leasing enabled by manufacturing and services makes it easier for our customers to use rail. We have a multitude of levers to deliver steady profitability and cash flow through a cycle. Whether its repricing leased railcars, selling leased railcars in the secondary market, investing in the fleet, building new railcars, or supporting elevated railcar repair and compliance needs, Trinity is designed to deliver value to shareholders and customers alike. As we head into the last few months of 2025 and into 2026, our fleet is well-positioned to generate significant and consistent cash flows, and our manufacturing footprint is right-sized and ready to efficiently meet railcar demand when it fully returns.
I’ll now turn the call over to Eric to talk through financial results, as well as our updated guidance for 2025.

Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone. I will begin by discussing our third quarter financial statements, starting with the income statement.
Income Statement
Total revenues in the third quarter were $454 million, down both sequentially and year over year due to lower external deliveries in the Rail Products Group. However, despite lower deliveries, earnings per share in the quarter of $0.38 are up sequentially due to the favorable margin performance in the Rail Products Group.
As previously noted, we are seeing the benefits of the decisions we made earlier this year to right-size our organization. We are expecting full year SE&A savings of approximately 20% as compared to 2024 and will end the year at a lower run rate as we move into 2026.
Cash Flow Statement
Moving to the cash flow statement, year-to-date cash flow from continuing operations was $187 million. Our net fleet investment year-to-date is $387 million, above our full year guidance of $250 million to $350 million, implying a negative fleet investment in the fourth quarter as timing of railcar sales are heavily weighted in the fourth quarter. Year-to-date gains on lease portfolio sales are $35 million, and we anticipate full year gains of $70 to $80 million.
Year-to-date, we have returned $134 million of capital to our shareholders through a combination of dividends and share buybacks. We continue to be opportunistic in our return of capital and continuously evaluate our capital allocation options to generate favorable shareholder returns.
Balance Sheet
Moving to the balance sheet, our cash balance is $66 million, and total liquidity is $571 million. Our asset balance includes $162 million of finished goods inventory, the majority of which we expect to deliver in the fourth quarter and convert to cash.
Our loan-to-value ratio of 68.5% remains within our target range of 60% to 70%.
Earlier this week we completed the financing of our TRL-2025 Notes and used the proceeds to repay borrowings under our warehouse, redeem the outstanding debt of the TRL-2010 notes, and for general corporate purposes. We were pleased to have strong investor demand for these notes and benefitted from lower benchmarks and tightening spreads.
Guidance
And now moving on to our expectations for the fourth quarter and the full year of 2025. We maintain our outlook of full year industry deliveries of 28,000 to 33,000 railcars, reflecting the muted current railcar environment. We expect the industry to scrap about 40,000 railcars this year, which means we expect contraction in the North American fleet this year.
As previously mentioned, we are maintaining our net fleet investment guidance of $250 million to $350 million for the full year, implying a negative net fleet investment in the fourth quarter. We expect substantial railcar sales in the fourth quarter, more than offsetting additions to the fleet from origination and secondary market purchases. However, we still expect overall fleet growth for the year, meeting our one year target and keeping us on track for our three year target of $750 million to $1 billion of net fleet investment between 2024 and 2026. We continue to prioritize investment in our fleet as this provides sustainable, long term returns.
And finally, we are raising and tightening our full year EPS guidance from a range of $1.40 to $1.60 to a range of $1.55 to $1.70. We are on track to our forecast for deliveries and expect Rail Products segment margin performance of 5% to 6% for the full year. Additionally, our leasing margin before gains is also on track with prior expectations. Therefore, with conviction in our margin performance, as well as expected higher gains on railcar sales in the fourth quarter, we are raising our full year EPS guidance.
In closing, I want to emphasize that we are growing our lease fleet while capitalizing on strong secondary market conditions. Additionally, we have reduced costs, which allows us to operate more efficiently and profitably and improve our returns. In short, our platform provides flexibility and resilience, which are demonstrated in today’s results and commentary.
We look forward to sharing our full year results with you in February and will provide our expectations for 2026 at that time.
Operator, we are now ready to take our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you. As you can tell, we remain confident in our strategy and our ability to deliver value as market conditions evolve. Also, I want to thank you for your continued support.